ACM Government Income Fund                                      Exhibit 77C
811-5207



The Annual Meeting of Shareholders of ACM Government Income Fund, Inc. was held on July 10, 1997. A description of each proposal and number of shares voted at the meeting are as follows:

1. To Elect Directors:  Shares Voted For        Withheld Authority
   Class Three Directors
   (term expires 2000)

   Ruth Block                     47,215,366              872,445
   John D. Carifa                 47,283,954              803,857
   Robert C. White                47,144,901              942,910

   Class One Director
   (term expires in 1998)

   Donald J. Robinson     47,249,623              838,188


2. To ratify the selection       Shares Shares Voted     Shares
   of Ernst & Young LLP         Voted For   Against             Abstained
   as the Fund's independent
   auditors for the Fund's
   fiscal year ending
   October 31, 1997.    47,254,227      264,634 568,950



ACM Government Income Fund, Inc.                                Exhibit 77Q2
811-5207


During the Fund's most recently completed fiscal year ended October 31, 1997, the following individual filed a late initial report on Form 3.


					   Number of           Number of Late
Name                     Title            Late Reports        Transactions


Kathleen A. Corbet      Senior VP            1                       0









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